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                                                                     EXHIBIT 3.1

                                     FORM OF

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION
                                       OF
                       PHEAA STUDENT LOAN FOUNDATION, INC.

         ARTICLE 1. The name of the Corporation is the PHEAA STUDENT LOAN FOUNDATION, INC.

         ARTICLE 2. The location and post office address of the initial registered office of the Corporation in the Commonwealth of Pennsylvania is Suite 601, 1200 North Seventh Street, Harrisburg, Pennsylvania 17102-1444.

         ARTICLE 3. The Corporation is incorporated under the Nonprofit Corporation Law of 1988 of the Commonwealth of Pennsylvania exclusively for charitable purposes. Specifically, the Corporation is organized, and will operate, either directly or indirectly, including through the use of one or more subsidiaries, affiliates, or special purpose entities, solely to carry out student loan securitization transactions for the benefit of, or to carry out the purposes of, the Pennsylvania Higher Education Assistance Agency ("PHEAA"), by, from time to time, incurring indebtedness through issuing and conveying one or more series of notes or other obligations pursuant to an indenture, as amended or supplemented from time to time (the "Obligations"), and using substantially all of the proceeds to purchase student loans and certain student loan assets directly or indirectly from PHEAA (the "Student Loan Assets"), and taking such other actions as the Board of Directors determines may be incident, reasonable or appropriate to accomplish securitization of such Student Loan Assets, in a manner that is intended to lessen PHEAA's burden of accessing the funds required to accomplish one or more of its governmental purposes.

                  Unless otherwise defined, for purposes of these Articles: the term "charitable purposes" means purposes described in Section 501(c)(3) or 170(c)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") (references to which shall include the corresponding provisions in any subsequent federal tax law); "public purposes" means purposes described in
Section 170(c)(1) of the Code; and "qualified organization" means an organization which is described in Section 170(c)(1) or 170(c)(2) of the Code.

         ARTICLE 4. All activities of the Corporation shall be subject to the following restrictions:

                  A. No substantial part of the activities of the Corporation shall be the carrying on of propaganda or attempting to influence legislation.

                  B. The Corporation shall not participate or intervene in any political campaign on behalf of any candidates for public office (including publishing or distributing statements).

                  C. The Corporation shall neither have nor exercise any power, or engage directly or indirectly in any activity, that would invalidate its status (1) as a corporation which is exempt from federal income taxation as an organization described in Section 501(c)(3) of the Code, or (2) as a corporation contributions to which are deductible under Section 170 of the Code.

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                  D.       The Corporation does not contemplate pecuniary gain
or profit, incidental or otherwise, to its directors, officers or other private persons, and no part of the net earnings of the Corporation shall inure to the benefit of, or be distributed to, any such person, except that the Corporation shall be authorized and empowered to pay reasonable compensation for services rendered and make payments and distributions in furtherance of the purposes set forth in Article 3 hereof.

                  E. It is intended that this Corporation shall have and continue to have the status of an organization which is exempt from federal income tax under Section 501(c)(3) of the Code and which is other than a private foundation as defined in Section 509 of the Code. All terms and provisions of these Articles of Incorporation and the Bylaws of the Corporation, and all operations of the Corporation, shall be construed, applied and carried out in accordance with this intent.

                  F. The Corporation shall not do any of the following so long as any Obligations are outstanding, notwithstanding any other provision in these Articles to the contrary, and any provision of law that otherwise so empowers the Corporation, without the unanimous affirmative vote of 100% of the members of the Board of Directors, and the Board of Directors shall consider the interests of the holders of the Obligations and the creditors of the Corporation when conducting such vote:

                  1. incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than (i) indebtedness arising from salaries, fees and expenses to its professional advisors and counsel, directors, officers and employees, (ii) other indebtedness on account of incidentals or services supplied or furnished to the Corporation, and (iii) in the ordinary course of the Corporation's activities as set forth in these Articles;

                  2. dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity or sell, convey or otherwise transfer substantially all of the Corporation's properties and assets (except as may be provided pursuant to the transaction documents related to any securitization transaction entered into in accordance with Article 3 hereof);

                  3. engage in any business or activity except as provided in Article 3 hereof;

                  4. file, consent to the filing of, or join in any filing of, a bankruptcy or insolvency petition, or file a petition seeking, or consent to, reorganization, liquidation or relief under any applicable federal or state law relating to bankruptcy, insolvency, or reorganization, or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts as they become due, or otherwise institute bankruptcy or insolvency proceedings against the Corporation, or take action in furtherance of any such action;

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                  5.       repeal or amend any provision of Article 3, this
                           Article 4, or Article 11 of these Articles.

                  G. The Corporation's Board of Directors shall at all times on or after the date of its first acquisition of Student Loan Assets have at least two members, each of whom is an "Independent Director" (as defined below), provided however, that if at any time the office of either Independent Director shall be vacant for any reason, any action taken by the Board of Directors in accordance with these Articles and the Corporation's Bylaws (other than actions taken with respect to matters described in such Article 4 Section
F) shall nonetheless be valid.

                  1. As used herein, the following terms shall have the meaning set forth below:

                           (a) the term "Affiliate" of a specified Person (as hereinafter defined) shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person;

                           (b) the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

                           (c) "Independent Director" shall mean, when used with respect to any Person, a Person who is not at the time of initial appointment, has not been at any time during the five (5) years preceding such appointment and will not be while serving:

                                    (i)      a direct or indirect legal or
                                             beneficial owner of the Corporation
                                             or any of its Affiliates (excluding
                                             de minimus ownership interests)

                                    (ii)     a creditor, supplier, employee,
                                             officer, director (other than an
                                             independent director), family
                                             member, manager, contractor,
                                             attorney or counsel of the
                                             Corporation, or other Person who
                                             derives any of its purchases or
                                             revenues from its activities (other
                                             than in payment for its role as
                                             Independent Director with costs
                                             related thereto) of the
                                             Corporation, of any beneficiary of
                                             the Corporation, including but not
                                             limited to PHEAA, or any Affiliate
                                             of either of them;

                                    (iii)    a person who controls (whether
                                             directly, indirectly, or otherwise)
                                             such entity or its affiliates or
                                             any creditor supplier employee,
                                             officer, director, manager, or
                                             contractor of the Corporation,
                                             PHEAA, or any Affiliate of either
                                             of them;

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                                    (iv)     a member or employee of, or Person
                                             with authority to appoint members
                                             or employees of, the Executive or
                                             Legislative branches of the
                                             Pennsylvania state government;

                           (d)      "Person" shall mean any individual,
                                    corporation, partnership, joint venture, estate, trust, unincorporated association, any federal, state or municipal government or any bureau, department or agency thereof, and any fiduciary acting in such capacity on behalf of the foregoing.

                  2. In the event of the death, incapacity, resignation, or removal of an Independent Director, a replacement Independent Director shall appointed as soon as practicable by resolution of PHEAA's Executive Committee or, if PHEAA's Executive Committee fails to exercise such authority within 15 days after the vacancy occurs, by the President Judge of the Commonwealth Court of Pennsylvania. No action requiring the unanimous vote of the Board of Directors shall be taken until such replacement Independent Director is appointed and qualified and approves of such action. No resignation or removal of an Independent Director shall be effective unless and until his or her successor has been appointed and qualified.

                  H. The Corporation shall maintain its separate corporate existence and identity and shall take all steps necessary to make it apparent to third parties that the Corporation is an entity with assets and liabilities distinct from those of PHEAA, any Affiliate thereof and any other entity. Notwithstanding anything in these Articles to the contrary, the Corporation shall therefore, at all times as any Obligations are outstanding:

                  1. maintain its own separate books, records and bank accounts;

                  2. at all times hold itself out to the public and all other Persons as a legal entity separate from PHEAA and any other Person;

                  3. have a Board of Directors separate from that of PHEAA and any other Person;

                  4.       not commingle its assets with assets of any other
                           Person;

                  5. maintain its assets in such a manner that it shall not be costly or difficult to ascertain or otherwise identify its individual assets and liabilities from those of any other entity;

                  6. conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

                  7.       maintain separate financial statements;

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                  8.       pay its own liabilities only out of its own funds;

                  9. maintain an arm's length relationship with its Affiliates, PHEAA, and any other Person with respect to transactions among any of them;

                  10.      pay the salaries of its own employees, if any;

                  11. not hold out its credit or assets as being available to satisfy the obligations of others;

                  12. allocate fairly and reasonably any overhead for shared office space;

                  13.      use separate stationery, invoices and checks;

                  14. acknowledging the fiduciary relationship between the Corporation and PHEAA, as the sole beneficiary thereof, not pledge its assets for the benefit of any Person other than in connection with a securitization of student loans, or make any loans or advances to any Person other than in connection with a securitization of student loans;

                  15. correct any known misunderstanding regarding its separate identity;

                  16. maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

                  17. cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other corporate formalities required by law, these Articles or the Bylaws of the Corporation;

                  18. not acquire any securities or obligations issued by PHEAA;

                  19. cause the Directors, Officers, agents and other representatives of the Corporation to act at all times, with respect to the Corporation, consistently with and in furtherance of the foregoing limitations and in the best interests of the Corporation;

                  20. not operate as an integrated, single unit with respect to PHEAA or any other entities;

                  21. not seek or obtain credit or incur any obligation to, any third party based upon the assets of PHEAA or any other entity;

                  22. not guarantee or become obligated for the debts of any other entity or person;

                  23. not induce any third party to reasonably rely on the creditworthiness of PHEAA or any other affiliated or unaffiliated entity; and

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                  24.      maintain a business or registered office separate
                           from that of PHEAA and maintain a telephone number, if any, that is different from that of PHEAA. Such business office, if any, may be a separately allocated and identifiable office space within the business offices of PHEAA or any Affiliate of PHEAA or the Corporation; provided that the name of the Corporation is posted upon the directory of organizations occupying such building;

                  Failure of the Corporation, or PHEAA or Board of Directors on behalf of the Corporation, to comply with any of the foregoing requirements shall not affect the status of the Corporation as a separate legal entity.

         ARTICLE 5. Consistent with its charitable purpose, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  A. To receive, hold and administer property donated to the Corporation or otherwise acquired by the Corporation for such purpose and to distribute, sell or otherwise convey property and securities for such purpose;

                  B. To make, alter or repeal these Articles and the Bylaws of the Corporation, subject to any limitations and restrictions set forth in the Bylaws or these Articles;

                  C. To set apart out of any of the funds of the Corporation available for a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created or to make payments to the beneficiary of the Corporation;

                  D. To exercise any powers and have any authorities to do such acts and things as may be exercised and done by the Corporation in furtherance of its purpose as set forth in Article 3 in a manner that is intended to lessen PHEAA's burden of accessing the funds required to accomplish one or more of its governmental purposes, subject nevertheless to the provisions of the laws of the Commonwealth of Pennsylvania, these Articles and of the Bylaws of the Corporation.

         ARTICLE 6. To the fullest extent permitted by Pennsylvania law, a director of the Corporation shall not be personally liable to the Corporation or others for any action taken or any failure to take any action. Any repeal or modification of this Article 6 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

         ARTICLE 7. The term for which the Corporation is to exist is perpetual.

         ARTICLE 8. The Corporation is organized upon a nonstock basis.

         ARTICLE 9.  The Corporation shall have no members.

         ARTICLE 10. The Incorporator shall adopt the Corporation's initial Bylaws and designate an individual to serve as president of the Corporation until the first meeting of the Corporation's board of directors.

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         ARTICLE 11. Upon the dissolution of the Corporation, the Board of
Directors shall, after paying or making a provision for the payment of all of the liabilities and obligations of the Corporation, pay over and transfer all of the assets of the Corporation to PHEAA exclusively for public purposes, if PHEAA is then in existence and is a qualified organization, or if it is not then in existence or is not a qualified organization, to one or more then-existing qualified organizations as the Board of Directors shall select, for public or charitable purposes. No portion of the assets shall inure to the benefit of any director or officer of the Corporation, any other private person, or any enterprise organized for profit.

                  Notwithstanding any other provision of these Articles, so long as any Obligations are outstanding, neither PHEAA, nor any other beneficiary of the Corporation, shall have any right such beneficiary might otherwise have under Pennsylvania law to (a) engage in any transactions incurring debt secured by the assets of the Corporation, (b) demand an accounting, (c) cause the Corporation or any of its assets to be distributed or partitioned, (d) to cause the appointment of a receiver for all or any portion of the assets of the Corporation, (e) compel any sale of all or any portion of the assets of the Corporation, or (f) file a complaint or to institute any proceeding at law or in equity (including the filing of a bankruptcy petition) to cause the dissolution, liquidation, winding-up or termination of the Corporation. PHEAA shall not have any interest in any specific assets of the Corporation, and PHEAA shall not have the status as a creditor with respect to any distribution of the assets of the Corporation.

         ARTICLE 12. The name and post office address of the incorporator of the Corporation is:

Name                                               Post Office Address
----                                               -------------------
Heather M. Jagaczewski                             111 North Sixth Street
                                                   P.O. Box 679
                                                   Reading, PA 19603-0679

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